Exhibit 32.1

Certification*

In connection with the Annual Report of Cleveland BioLabs, Inc., (the “Company”), on Form 10-K for the fiscal year ending December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Annual Report”) pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C.§ 1350), Michael Fonstein, Chief Executive Officer of the Company, and John A. Marhofer, Jr., Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1. The Annual Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and

2. The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Annual Report.

Dated: March 21, 2008	By:	/s/ Michael Fonstein
Michael Fonstein
Chief Executive Officer
(Principal Executive Officer)

Dated: March 21, 2008	By:	/s/ John A. Marhofer, Jr.
John A. Marhofer, Jr.
Chief Financial Officer
(Principal Financial and Accounting Officer)

*
This certification accompanies the Annual Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Cleveland BioLabs, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Annual Report), irrespective of any general incorporation language contained in such filing.